Exhibit 4.1

LOAN AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of October, 2008, by and between HEARTLAND, INC., a Maryland corporation (“Borrower”) and CHOICE FINANCIAL GROUP, a North Dakota state bank (“Lender”).

WHEREAS, Borrower wishes to borrow from Lender and Lender wishes to lend to Borrower certain funds pursuant to this Agreement.

In consideration of one dollar and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, and in consideration of the mutual covenants and obligations contained in this Agreement, Lender and Borrower agree as follows:

1. Loan.  Lender will make a loan to Borrower in the original principal sum of $3,250,000.00 pursuant to the terms and conditions of this Agreement (the “Loan”).

2. Note.  The Loan shall be evidenced by and payable with interest thereon in accordance with the terms and conditions of a Promissory Note in the principal amount of $3,250,000.00 (the “Note”), dated the same date as this Agreement, made and executed by Borrower and payable to the order of Lender.  Subject to the terms and conditions of this Agreement, Lender shall make the Loan to Borrower in one advance.  The Loan shall bear interest at the annual rate specified in the Note from the date of the advance.

3. Real Property Mortgages.  The payment of the Note shall be secured, among other things, by (i) a second mortgage lien evidenced by a Third Party Mortgage, Security Agreement and Fixture Financing Statement on the fee interest in certain real property located in Springboro, Ohio (the “Ohio Property”) owned by Mound Technologies, Inc., a Nevada corporation (the “Ohio Mortgage”), (ii) a first mortgage lien evidenced by a Third Party Mortgage, Security Agreement and Fixture Financing Statement on the fee interest in certain real property located in ______________, Kentucky (the “Kentucky Property”) owned by Lee’s Food Mart’s, LLC, a Tennessee limited liability company (the “Kentucky Mortgage”), and (iii) a first mortgage lien evidenced by a Third Party Deed of Trust, Security Agreement and Fixture Financing Statement on the fee interest in certain real property located in ______________, Virginia (the “Virginia Property”) owned by Lee Oil Company, Inc., a Virginia corporation (the “Virginia Deed of Trust”) (the Ohio Property, the Kentucky Property and the Virginia Property are collectively referred to as the “Property” and the Ohio Mortgage, the Kentucky Mortgage and the Virginia Deed of Trust are collectively referred to as the “Mortgage”).

4. Guaranty.  Lee Oil Company, Inc., a Virginia corporation, Lee’s Food Mart’s, LLC, a Tennessee limited liability company and Mound Technologies, Inc., a Nevada corporation (collectively, “Guarantor”) shall guaranty the payment and performance of the Note and the Mortgage in accordance with a guaranty executed and delivered by them to Lender and dated the same date as this Agreement (the “Guaranty”).

5. Documents.  As a condition precedent to Lender’s obligation to make the Loan, Borrower shall execute and/or deliver the following documents to Lender in form and substance satisfactory to Lender (collectively, the “Loan Documents”):

(a)	The Note.

(b)	The Ohio Mortgage

(c)	Assignment of Leases, Rents and Purchase Agreements relating to the Ohio Property.

(d)	The Kentucky Mortgage

(e)	Assignment of Leases, Rents and Purchase Agreements relating to the Kentucky Property.

(f)	The Virginia Deed of Trust.

(g)	Assignment of Leases, Rents and Purchase Agreements relating to the Virginia Property.

(h)	Environmental Indemnification Agreement.

(i)	The Guaranty.

(j)	Third Party Security Agreement by Lee Oil Company, Inc.

(k)	Pledge Agreement by Borrower of stock in Lee Oil Company, Inc.

(l)	Pledge Agreement by Borrower of membership interests in Lee’s Food Mart’s, LLC.

(m)	Pledge Agreement by Borrower of stock in Mound Technologies, Inc.

(n)	Third Party Security Agreement by Lee’s Food Mart’s, LLC.

(o)	U.S.A. Patriot Act Notification and Compliance Certificate.

(p)	UCC-1 Financing Statements.

(q)	Assignment of Life Insurance Policy by Terry Lee with a face value of at least $2,500,000.

(r)	Subordination Agreement(s).

(s)	Put Agreement.

(t)	Opinion from the attorney for Borrower and Guarantor in form and substance acceptable to Lender.

(u)
A written action by all of the directors of Borrower, in form and substance acceptable to Lender authorizing the execution and delivery of the Loan Documents and all documents to be executed by Borrower.

(v)	Certificate from an officer of Borrower, acceptable to Lender, which attaches the organizational documents of Borrower and written action of the directors of Borrower.

(w)	Certificate of Good Standing of Borrower issued by the Secretary of State for the States of Maryland, Ohio, Virginia and Kentucky.

(x)
A written action by all of the sole shareholder of Lee Oil Company, Inc., in form and substance acceptable to Lender authorizing the execution and delivery of the Guaranty and all documents to be executed by Lee Oil Company, Inc.

(y)
Certificate from an officer of Lee Oil Company, Inc., acceptable to Lender, which attaches the organizational documents of Lee Oil Company, Inc. and written action of the sole shareholder of Lee Oil Company, Inc.

(z)	Certificate of Good Standing of Lee Oil Company, Inc. issued by the Secretary of State for the State of Virginia.

(aa)
A written action by all of the sole member of Lee’s Food Mart’s, LLC, in form and substance acceptable to Lender authorizing the execution and delivery of the Guaranty and all documents to be executed by Lee’s Food Mart’s, LLC.

(bb)
Certificate from an manager of Lee’s Food Mart’s, LLC, acceptable to Lender, which attaches the organizational documents of Lee’s Food Mart’s, LLC and written action of the sole member of Lee’s Food Mart’s, LLC.

(cc)	Certificate of Good Standing of Lee’s Food Mart’s, LLC issued by the Secretary of State for the State of Tennessee.

(dd)
A written action by all of the sole shareholder of Mound Technologies, Inc. in form and substance acceptable to Lender authorizing the execution and delivery of the Guaranty and all documents to be executed by Mound Technologies, Inc.

(ee)
Certificate from an officer of Mound Technologies, Inc., acceptable to Lender, which attaches the organizational documents of Mound Technologies, Inc. and written action of the sole shareholder of Mound Technologies, Inc.

(ff)	Certificate of Good Standing of Mound Technologies, Inc. issued by the Secretary of State for the State of Nevada.

(gg)	A recent Environmental Assessment Report for the Property acceptable to Lender in its sole discretion.

(hh)
Evidence satisfactory to Lender that any improvements on the Property and the use thereof are permitted by and comply with all applicable zoning, use or other restrictions and requirements in prior conveyances and all federal, state and local laws and regulations, including, without limitation, environmental matters.

(ii)
Proof of insurance coverage as required under the Mortgage.  If Borrower fails to obtain such insurance or fails to pay the premiums for such insurance when due, then Lender may pay said premiums, renew such insurance policies or obtain a new insurance policy and charge the premiums therefore as an advance of the Loan.

(jj)	Copies of any encumbrances concerning the Property.

(kk)	Searches for real estate taxes and levied and pending special assessments against the Property by a title insurance company acceptable to Lender.

(ll)
Searches for uniform commercial code filings, state and federal tax liens, bankruptcies and judgments against Borrower, Lee Oil Company, Inc., Lee’s Food Mart’s, LLC and Mound Technologies, Inc. and any other persons having title to or an interest in any part of the Property.

(mm)
Title insurance policy naming Lender as an insured in the amount of 100% of the Loan insuring the Mortgage to be a first and valid lien against the Virginia Property and the Kentucky Property and a second and valid lien against the Ohio Property, issued at Borrower’s expense, by a title insurance company acceptable to Lender, containing such endorsements as required by Lender in its sole discretion and subject only to encumbrances permitted by Lender.

(nn)	MAI Appraisal of the Property, certified to Lender, in form and amount acceptable to Lender in its sole discretion.

(oo)	Flood plain insurance or a letter acceptable to Lender in its sole discretion that the Property is not located in an unacceptable flood zone.

(pp)	Compilation financial statements and tax returns of Borrower and Guarantor for the immediately preceding three fiscal years (or such lesser time period as approved by Lender in its sole discretion).

(qq)	Any other documents or instruments Lender requests in its sole discretion.

6. Borrower’s Warranties and Representations.  Borrower warrants and represents to Lender as follows:

(a)	Borrower has full power and authority to enter into this Agreement, to borrow the full amount of the Loan and to execute and deliver the documents and instruments required under this Agreement.

(b)
This Agreement and the documents executed under this Agreement shall not violate any contract or agreement concerning Borrower’s operations, nor result in a breach of the terms or conditions of or constitute a default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Borrower pursuant to any agreement to which Borrower is a party or by which Borrower may be bound, except liens in favor of Lender.

(c)
Lee Oil Company, Inc. has good and marketable title to the Virginia Property.  Lee’s Food Mart’s, LLC has good and marketable title to the Kentucky Property.  Mound Technologies, Inc. has good and marketable title to the Ohio Property.

(d)	Borrower owns all of its assets free and clear of any lien, encumbrances or security interests, except liens in favor of Lender.

(e)	No default exists under any of the encumbrances permitted by Lender beyond the applicable cure period.

(f)
Borrower is a duly organized and validly existing Maryland corporation and is in good standing in its state of formation.  Borrower’s chief executive office is located at 1005 North 19th Street, Middlesboro, Kentucky 40965.

(g)
Borrower has not engaged the services of any broker(s) in connection with the Loan and Borrower shall defend, indemnify and hold Lender (and its successors and assigns) harmless from any claim, demand, lawsuit, verdict or judgment for any commissions allegedly owed to any broker in connection with the Loan.  All of the indemnification obligations herein shall survive the payment of the Note and foreclosure of the Mortgage.

(h)
All credit information submitted or to be submitted to Lender by or on behalf of Borrower and/or Guarantor is or will be true and correct in all material respects and Lender (and its successors and assigns) is authorized to make such credit investigations and obtain such credit reports and other financial information, whether written or oral, in connection with Borrower’s and/or Guarantor’s financial status as Lender (and its successor and assigns) deems necessary, in its sole discretion.

(i)
No construction has been commenced upon the Property nor has any actual or visible improvement on the ground of the Property been made until the applicable Mortgage has been duly executed and recorded or, if construction has been commenced prior thereto, Borrower shall provide Lender with a title insurance policy insuring the Mortgage against any mechanics’ liens upon the Property and stating that no mechanic’s lien (either prior or subordinate to the Mortgage) has been filed upon the Property.

(j)	The Kentucky Property is located at ____________________.

(k)	The Virginia Property is located at _____________________.

(l)	The Ohio Property is located at ______________________.

(m)	Borrower’s federal tax identification number is ________________.

(n)	Borrower’s organizational number is MD D05284310.

7. Borrower’s Covenants.  While any part of the principal or interest evidenced by the Note remains unpaid, Borrower will:

(a)	Not change its state of formation or the location of its chief executive office without the prior written consent of Lender.

(b)	Pay all taxes and special assessments levied against the Property prior to the date on which penalties attach.

(c)
Maintain proper books and records in which full, true and correct entries shall be made of all business affairs relating to Borrower and the Property and permit Lender, its agents or employees, to examine such books and records and to make copies thereof.  Upon Lender’s request, advise Lender promptly in writing of the location of such books and records.

(d)
Furnish upon request Borrower’s and Guarantor’s current financial statements prepared in a manner consistent with the financial statements heretofore furnished to Lender and in form and substance acceptable to Lender.

(e)	Enforce or cause to be enforced the prompt performance of any contracts relating to Borrower and/or Guarantor.

(f)	Not change, modify, amend or restate any of the organizational documents of Borrower without the prior written consent of Lender, which consent will not be unreasonably withheld.

(g)
Comply with and require all persons furnishing labor or materials for the construction of any improvements to the Property to comply with all federal, state and local laws and regulations concerning the construction of such improvements.

(h)	Maintain or cause to be maintained all insurance required under the Mortgage.

(i)	Pay promptly all persons who furnish labor or materials at Borrower’s request in connection with the construction of improvements to the Property.

(j)
Subject to the right to contest liens as provided in the Mortgage, not create or permit to be created any mortgage, encumbrance or other lien upon the Property other than the encumbrances permitted by Lender, special assessments and any other mortgage lien in favor of Lender.

(k)	Not sell, assign, exchange, lease or otherwise transfer the Property or any part thereof without the prior written consent of Lender, in Lender’s sole discretion.

(l)	Not convey, sell, assign, or otherwise transfer all or any ownership interest in Guarantor without the prior written consent of Lender, in Lender’s sole discretion.

(m)	Permit no default to exist under any of the encumbrances permitted by Lender beyond the applicable cure period.

(n)	Not create or permit to be created any security interest, lien or encumbrance against any assets of Borrower or any Guarantor, without the prior written consent of Lender, in Lender’s sole discretion.

(o)
Not distribute, pledge, sell, assign, exchange, lease, convey or otherwise transfer any assets of Borrower or any Guarantor without the prior written consent of Lender, in Lender’s sole discretion, other than in the ordinary course of Borrower’s and Guarantor’s business.

(p)
Not make any single capital expenditure in excess of $250,000 or a series of related capital expenditures which aggregate in excess of $250,000 without the prior written consent of Lender, in Lender’s sole discretion.

(q)
Provide to Lender copies of all letters of intent, sale agreements and/or other documentation in connection with the sale of any assets of Borrower and/or any Guarantor other than in the ordinary course of Borrower’s and Guarantor’s business.

(r)
Provide to Lender by April 30 of each calendar year the audited financial statements of Borrower and each Guarantor for said year, including a balance sheet, statement of income and expense and a statement of changes in capital for said year prepared in accordance with generally accepted accounting principles by certified public accountants acceptable to Lender and certified as true and correct by an officer of Borrower and each Guarantor.

(s)	Provide to Lender by April 15 of each calendar year copies of the federal and state income tax returns (including all schedules) filed for Borrower and each Guarantor for the previous calendar year.

(t)
Provide to Lender within fifteen (15) days following the end of each calendar quarter, internally-prepared consolidated financial statements of Borrower and each Guarantor for the immediately prior calendar quarter and year-to-date.

(u)
Not declare or make any payments, distributions or dividends to any of owners of Borrower or any Guarantor without the prior written consent of Lender, in Lender’s sole discretion. Not issue or redeem any class of stock or membership units of Borrower or any Guarantor without the prior written consent of Lender, in Lender’s sole discretion.

(v)	Establish and maintain a depository account with Lender with a balance at all times of at least $1,000,000.

(w)
Maintain a minimum collective Debt Service Coverage Ratio of 1.20 to 1, determined as of December 31 of each calendar year.  Debt Service Coverage Ratio shall mean the sum of net income, depreciation, amortization, interest expense and loss on the sale of assets, less the gain on the sale of assets, divided by scheduled principal and interest payments due under the Note during the calendar year.

(x)	Not accept any management, consulting or other fees from any Guarantor if the Debt Service Coverage Ratio is out of compliance.

(y)	Not, and will not allow or cause any Guarantor to, become a party to any merger, consolidation or any other business combination.

(z)
Not, and will not allow or cause any Guarantor to, incur any indebtedness without the prior written consent of Lender, in Lender’s sole discretion, other than trade debt incurred in the ordinary course of business of Borrower and Guarantor.

(aa)
Cause Lee Oil Company, Inc. to maintain a Net Worth of at least $3,385,000 and cause Lee’s Food Mart’s, LLC to maintain a Net Worth of at least $1,003,000.  Net Worth shall mean total assets valued at fair market value less total liabilities.

(bb)
Achieve and maintain Owner’s Equity in Lee Oil Company, Inc. of at least 35% and Owner’s Equity in Lee’s Food Mart’s, LLC of at least 57%.  Owner’s Equity shall mean Net Worth divided by total assets, determined as of December 31 of each year.  The classification and valuation of assets and liabilities shall be determined by Lender in its sole discretion but in accordance with generally accepted accounting principles.

(cc)
Achieve and maintain Working Capital in Lee Oil Company, Inc. of at least $2,117,000 and Working Capital in Lee’s Food Mart’s, LLC of at least $865,000.  Working Capital shall mean current assets less current liabilities as shown on the December 31, 2008 balance sheet of Lee Oil Company, Inc. and Lee’s Food Mart’s, LLC and each year end balance sheet thereafter.  The classification and valuation of assets and liabilities shall be determined by Lender in its sole discretion but in accordance with generally accepted accounting principles.  If necessary in order to achieve and maintain the above Working Capital requirements, Borrower shall sell its non-current or non-core business assets or refinance non-current assets with non-current debt.

(dd)	Use the Loan proceeds only to pay costs associated directly with the Loan and for such other business purposes as are approved by Lender or as otherwise permitted hereunder.

8. Indemnification.  Borrower hereby agrees to defend, indemnify and hold Lender, and its successors and assigns, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses of whatever kind or nature, including, without limitation,  attorneys’ fees, arising out of, incidental to or in connection with any liens, mortgages, deeds of trust or other encumbrances concerning the Property.  Borrower’s obligations under this paragraph shall survive the payment of the Note and the foreclosure of the Mortgage.

Further, Borrower shall defend and indemnify Lender, its shareholders, directors, officers, employees, agents, attorneys, insurers, contractors, licensees, invitees, successors and assigns (collectively “Indemnified Parties”) from and against, shall hold the Indemnified Parties harmless from, and shall reimburse the Indemnified Parties for any and all costs, directly or indirectly incurred by the Indemnified Parties, including attorneys’ and consultants’ fees resulting from any violation of any Accessibility Regulation.  This Indemnity shall be deemed continuing for the benefit of the Indemnified Parties, including any purchaser at a foreclosure or other sale under the Mortgage, any transferee of the title from Lender, and any subsequent owner of the Property, and shall survive the satisfaction or release of the Mortgage, any foreclosure of or other sale under the Mortgage and/or any acquisition of title to the Property or any part thereof by Lender, or anyone claiming by, through or under Lender, by deed in lieu of foreclosure or otherwise, and also shall survive the repayment or any other satisfaction of the Loan.  Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the highest rate payable pursuant to the Note including any default rate, as therein defined, and shall be payable on demand.  Borrower agrees that its obligations under this Agreement are separate from, independent of, and in addition to its obligations, under the Loan Documents.

As used in this Agreement, the following terms shall have the following meanings:

(a)
“Accessibility Regulation” means a Law relating to accessibility of facilities or properties for disabled, handicapped and/or physically challenged persons, including, without limitation, the Americans With Disabilities Act of 1991, as amended.

(b)	“Law” means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement.

9. Fees and Expenses.  Whether or not any funds are advanced under the Note, Borrower agrees to pay to Lender $50,000.00 as an origination fee for making the Loan.  Lender has earned such origination fee upon Lender’s and Borrower’s execution of this Agreement and the same is nonrefundable notwithstanding the reduction or termination of the liability of Lender.

Borrower also agrees to reimburse Lender upon demand for all out-of-pocket expenses actually incurred by Lender in connection with this Agreement or with any transactions contemplated by this Agreement, including, without limitation, all attorneys’ fees.  In the event that Borrower fails to pay such fees, expenses or other recoverable amounts, Lender may, at its option, advance the same under the Note and the payment thereof shall be secured by the Mortgage.

10. Defaults.  Each of the following occurrences is an event of default (“Event of Default”) under this Agreement:

(a)
Borrower fails to perform any of the terms, conditions or covenants to be kept or performed by it under this Agreement, the Note or any of the other Loan Documents of a monetary nature continuing for a period of ten (10) days after written notice thereof to Borrower or of a non-monetary nature continuing for a period of fifteen (15) days or for such longer period of time as is required to cure the default, if the same cannot be reasonably cured within said fifteen (15) day period and Borrower is using all reasonable effort to cure, but in no event more than forty-five (45) days.

(b)	Guarantor fails to perform any of the terms or conditions to be kept or performed by such Guarantor under the Guaranty.

(c)
Any representation or warranty made by Borrower herein is untrue or misleading in any material respect or any statement, certificate or report furnished hereunder by or on behalf of Borrower is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified.

(d)
Borrower or any Guarantor becomes insolvent or unable to pay its or their debts as they mature or Borrower or any Guarantor makes an assignment for the benefit of creditors or any proceedings are initiated by or against Borrower or any Guarantor, alleging that Borrower or any Guarantor is insolvent or unable to pay its or their debts as they mature or a petition is filed by or against Borrower or any Guarantor under any of the provisions of the United States Bankruptcy Code not resolved to the satisfaction of Lender in its sole discretion within thirty (30) days.

(e)
Borrower, any affiliated or related person or entity of Borrower, any Guarantor or any affiliated or related person or entity of any Guarantor fails to perform any of the terms or conditions to be kept or performed by it or any of them under any promissory note, contract or agreement with Lender or any third party, now existing or hereafter entered into, after expiration of the applicable cure period contained therein, if any.

(f)	Borrower fails to comply with (i) any of its obligations relating to the Property, and/or (ii) any applicable federal, state or local permits, laws, rules, ordinances or regulations.

(g)
All or any portion of the Property or all or any interest in Guarantor is sold, pledged, assigned, exchanged, leased, transferred, encumbered, mortgaged, hypothecated, or otherwise disposed of, without Lender’s prior written consent, in Lender’s sole discretion.

(h)
Commencement of any action or proceeding involving, affecting or bringing into question any interest in the Property or lien of the Mortgage upon the Property which is not resolved to the reasonable satisfaction of Lender within thirty (30) days.

(i)	Commencement of an action to acquire any part of the Property by eminent domain unless the same is dismissed within thirty (30) days thereof.

(j)	Filing of any mechanics’ lien against the Property which is not paid in full and satisfied or released of record within thirty (30) days after the date of said filing.

(k)
Any of the improvements on the Property are materially damaged or destroyed by fire or other casualty and the loss or damage, in Lender’s reasonable judgment, is not covered adequately by insurance actually collected or to be collected or by cash deposited with Lender by Borrower to affect such repairs.

(l)	Execution or attachment shall have been levied against the Property or any part thereof and shall continue without stay and in effect for a period of more than thirty (30) consecutive days.

(m)	Borrower’s failure to maintain its valid existence in the state of its formation as indicated in this Agreement.

(n)	Any default exists under any of the encumbrances permitted by Lender.

(o)	Any material adverse change occurs in the financial condition or operating condition of Borrower and/or any Guarantor.

(p)	Borrower shall fail to execute and/or deliver to Lender in acceptable form in Lender’s sole discretion, each and all of the Loan Documents.

(q)	Lender deems itself insecure for any reason as determined by Lender in its sole discretion.

11. Remedies.  Upon the occurrence of an Event of Default, Lender may, at its option, exercise any or all of the following rights and remedies;

(a)
Declare immediately due and payable the entire unpaid balance of this Agreement, the Note, the Mortgage, or any other agreement between Borrower and/or its affiliates, and Lender and/or Guarantor and/or its affiliates, and Lender, together with accrued interest thereon, and the same shall thereupon be immediately due and payable without demand or notice of any kind, all of which are expressly waived by Borrower.

(b)	Foreclose any or all of the Mortgages and exercise any other rights and remedies thereunder.

(c)
Enter upon the Property to complete or cause to be completed any improvements to the Property at the cost and expense of Borrower.  Borrower irrevocably empowers and appoints Lender its attorney-in-fact, to do all the foregoing in its own name or in Borrower’s name.  If Lender elects to complete such improvements, it may do so according to such changes, alterations or modifications to the applicable plans and development agreements as Lender may deem appropriate, and Lender may enforce or cancel all contracts, which in Lender’s sole judgment may be advisable.  Borrower agrees to cooperate with Lender and to surrender upon demand such documents or records in its possession concerning any improvements.  Borrower shall be liable to Lender for all sums expended by Lender in completing any improvements, together with any costs or expenses incident thereto, all of which shall bear interest at the rate provided in the Note, shall be payable by Borrower upon demand and the payment thereof shall be considered an advance under the Note and secured by the Mortgage.  If a proceeding is commenced against Borrower for the recovery of the sums expended by Lender in connection with the completion of any improvements, a statement of such expenditures, verified by the affidavit of an officer of Lender, shall be prima facie evidence of the sums expended and of the necessity for such expenditures and the burden of proving the contrary shall be upon Borrower.  Lender shall have the right to apply any funds which it agrees to advance hereunder to pay the cost of completing any improvements.  Lender does not represent that the funds to be advanced under this Agreement are sufficient to complete any improvements.

(d)
Perform in its discretion, but without obligation to do so, any covenants or agreements of Borrower contained herein, in the Note, in the Mortgage, or in any other document executed in connection with the Loan.  The reasonable amounts so expended by Lender, together with interest thereon from the date of advancement at the rate provided in the Note, shall be payable by Borrower upon demand and the payment thereof shall be considered an advance under the Note and secured by the Mortgage.

(e)
Perform in its discretion, but without obligation to do so, the obligations under any of the Permitted Encumbrances, or any covenants or agreements of Borrower contained in any executory contract and any mortgage, deed of trust, or other encumbrance concerning the Property, whether the same are prior or subordinate to the lien of the Mortgage.  Lender may also pay or obtain the release of any executory contract and any lien, mortgage, deed of trust or other encumbrance concerning the Property, whether the same are prior or subordinate to the lien of the Mortgage and whether or not the same are delinquent.  The amounts so expended by Lender (including attorneys’ fees), together with interest thereon from the date of advancement at the rate provided in the Note, shall be payable by Borrower upon demand and the payment thereof shall be considered an advance under the Note and secured by the Mortgage and Lender shall be subrogated to the rights of the holder thereof as fully as if the same had been assigned to Lender.

(f)	Commence an action to enforce specifically Borrower’s performance of its obligations under the Loan Documents.

(g)
To charge or setoff (i) all sums owed to Lender under the Note, the Mortgage and any of the other Loan Documents, or (ii) any claims of Borrower against Lender, against any and all of Borrower’s deposits, credits and accounts (including, without limitation, all certificates of deposit, debt instruments, securities and any other deposit, credit or account) with Lender (or any third party) and/or at Lender’s option, to administratively freeze all such deposits, credits and accounts to facilitate such charge or setoff.  Such right shall exist whether or not Lender shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits, credits or accounts held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on Lender to all rights of banker’s lien, setoff and counterclaim available pursuant to law.

(h)	Exercise any and all other rights and remedies available at law or in equity.

The rights and remedies provided Lender herein or otherwise afforded at law or in equity are distinct and cumulative and any forbearance by Lender in exercising any right or remedy shall not be a waiver of or preclude the exercise of any other right or remedy.

Upon the occurrence of an Event of Default, Borrower agrees to pay all expenses and costs of collection incurred by Lender under this Agreement, including, without limitation, attorneys’ fees, whether or not in connection with a judicial proceeding and whether or not in connection with an original or appellate proceeding.

12. Revival of Liability.  If any payments or proceeds received by Lender under the Note, or under any other Loan Document, are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, to Borrower, directly or as a debtor-in-possession, to a receiver, or any other person, whether directly or indirectly, under any bankruptcy law, state or federal law, common law, or equitable cause, then Borrower’s obligation to make all such payments shall be revived and shall continue in full force and effect as if such payment or proceeds had never been received by Lender.

13. No Marshalling of Assets.  Borrower agrees that notwithstanding the existence of any security interests, collateral or liens on any personal or real property held by Lender, Lender shall have the right to determine the order in which all or any portion of its collateral or other security for payment of the all amounts owed under the Note and/or the Loan Documents shall be subjected to the remedies provided in this Agreement, the Note, the Mortgage and any other Loan Documents or applicable law.  Lender shall have the right to determine the order in which any or all portions of the obligations of Borrower are satisfied from the proceeds realized upon the exercise of such remedies.  Borrower waives any and all right to require a marshalling of assets by Lender.

14. Notices.  Any notice provided for in this Agreement shall be in writing and shall be given by certified mail, return receipt requested, postage prepaid, addressed to:

Borrower at:	Heartland, Inc.
1005 North 19th Street
Middlesboro, Kentucky 40965

Lender at:	Choice Financial Group
1697 South 42nd Street
Grand Forks, North Dakota 58201

or to such other address furnished by notice to the other party as provided herein.  Any notice provided for in this Agreement shall be deemed to have been given when postmarked, postage prepaid and properly given as provided herein.

15. Waivers.

(a)
BORROWER ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY A JURY MAY EXCEED THE TIME AND EXPENSE REQUIRED FOR TRIAL WITHOUT A JURY.  BORROWER, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF BORROWER’S CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF LENDER AND BORROWER, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, ANY RELATED AGREEMENTS OR OBLIGATIONS THEREUNDER.  BORROWER HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.  BORROWER ALSO AGREES THAT COMPLIANCE BY LENDER WITH THE EXPRESS PROVISIONS OF THIS AGREEMENT SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

(b)
BORROWER KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LENDER AND ANY OF ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ANY OF THEIR SUCCESSORS AND ASSIGNS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LENDER AGAINST BORROWER OR BY BORROWER AGAINST LENDER ARISING IN ANY WAY IN CONNECTION WITH THE LOAN OR UNDER ANY AGREEMENT, INSTRUMENT, DOCUMENT, EXECUTED IN CONNECTION WITH THE LOAN OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION THEREWITH OR ANY STATEMENTS OR ACTIONS OF BORROWER OR LENDER.

(c)
BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT IN FULL), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY CLAIM TO HAVE AGAINST ANY ACTION BY LENDER IN CONNECTION WITH THE LOAN.

(d)	BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN READ AND FULLY UNDERSTOOD BY BORROWER AND ARE A MATERIAL INDUCEMENT FOR LENDER TO EXTEND THE LOAN.

16. Miscellaneous Provisions.  Time is expressly declared to be of the essence in the performance of this Agreement.  This Agreement shall be governed in all respects by the laws of the State of North Dakota.  This Agreement shall inure to and bind the parties hereto, their respective successors and assigns.  This Agreement is made for the sole benefit of Lender and Borrower, their successors and assigns, and no other person shall be deemed a direct or intended beneficiary of the Loan or have any rights or remedies under this Agreement nor shall Lender, whether or not it elects to employ any or all of the rights or remedies available to it upon the occurrence of an Event of Default, have any obligation or liability of any kind to any third party by reason of this Agreement or any of Lender’s actions or omissions pursuant thereto.  Lender shall have no liability for payment of any expenses incurred in connection with the exercise of any right or remedy available to Lender or for the performance or non-performance of any other obligation of Borrower.  The rights of Borrower under this Agreement cannot be assigned or otherwise transferred in whole or in part without Lender’s prior written consent.  The entire agreement of the parties hereto has been set forth herein and in the Loan Documents and there are no agreements, representations or warranties between the parties except as set forth herein and in the Loan Documents.  Borrower agrees that Lender, its agents, employees, successors and assigns shall not be liable for any representations, warranties or agreements not contained in this Agreement and that if any such representations, agreements or warranties have been made, they are wholly unauthorized and not binding upon Lender.  Borrower expressly waives any claim for damages or for rescission because of any representations, agreements or warranties made by Lender, its agents or employees, other than as contained in this Agreement.  All prior agreements or contracts, written or oral, concerning the subject matter of this Agreement are hereby canceled and superseded.  The provisions of this Agreement shall be severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.  No change, addition or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party to be charged.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but a single instrument.

           IN WITNESS WHEREOF, the parties made and entered into this Loan Agreement as of the day and year first above written.

BORROWER:	LENDER:
HEARTLAND, INC.	CHOICE FINANCIAL GROUP

/s/Tom Miller	/s/
Its	Its

STATE OF	)
) ss
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of ____________, 2008, by __________________, the ________________ of Heartland, Inc., a Maryland corporation, on behalf of the corporation.

Notary Public